Exhibit 10.24

MASTER VIROLOGIC
SERVICES AGREEMENT

THIS MASTER VIROLOGIC SERVICES AGREEMENT (“Agreement”) IS MADE THIS 22nd day of May, 2002, between Progenics Pharmaceuticals, Inc. with an office located at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Progenics”) and VIROLOGIC, INC. with an office located at 345 Oyster Point Blvd., South San Francisco, CA 94080 (“ViroLogic”).

WHEREAS, ViroLogic is engaged in the business of providing clinical laboratory services; and

WHEREAS, Progenics desires to contract with ViroLogic to provide certain clinical laboratory services, including, but not limited to its proprietary phenotypic susceptibility tests, including PhenoSenseTM HIV and its phenotypic Entry inhibitor assay, its genotypic test, GencSegTM HIV and such additional tests or data as may be requested by Progenics from time to time, and ViroLogic desires to provide the services described herein;

IT IS THEREFORE AGREED AS FOLLOWS:

1.      VIROLOGIC SERVICES AND PROTOCOLS

1.1      Whenever Progenics desires ViroLogic to perform clinical laboratory testing services in connection with a study in which Progenics is the sponsor (“Study”), Progenics will provide a copy of the Study protocol (“Protocol”) to ViroLogic, and Progenics and ViroLogic shall agree on (a) a scope of work which sets forth those clinical laboratory tests and services to be performed by ViroLogic (hereinafter referred to as “ViroLogic Services”), and (b) a fee schedule.

1.2      For each Study in which ViroLogic shall provide ViroLogic Services, a Work Order, in the form attached hereto as Exhibit A, shall be prepared by the parties describing the services to be provided by ViroLogic and have attached to it the following schedules (the “Schedules”): A copy of the subject Protocol and/or ViroLogic project plan shall be attached thereto as Schedule 1 and; a fee schedule for such ViroLogic Services shall be attached thereto as Schedule 2. Progenics may, from time to time, in its sole discretion modify the Study Schedule(s) and/or Protocol. Upon execution by both Progenics and ViroLogic, each Work Order shall be subject to the terms of this Agreement and incorporated herein. If any terms of this Agreement are in conflict with any terms of the Work Order, the terms of this Agreement shall govern.

1.3      (a)     Upon completion of ViroLogic’s testing of sample(s) for each Study, ViroLogic will transmit the test results to Progenics in a form agreed upon by the parties in advance of the provision of services hereunder by ViroLogic and to the appropriate principal investigator at each Study site by fax, electronically, mail or, for an additional charge, by overnight mail. Such test results shall be considered Confidential Information of Progenics subject to the obligations of Section 3 hereof and Progenics may use for any purpose. ViroLogic shall not provide any advice, either written or oral, to any investigator or their designee(s) participating in the Study regarding choice of regimen, decision to switch, discontinue or continue therapy.

           (b)      ViroLogic will store samples immediately upon receipt under appropriate conditions to ensure their preservation until completion of testing. ViroLogic agrees to store the unused portion of the samples for one year from completion of the testing. Progenics will not be charged for the first year of storage but a fee for storage beyond such one year will be as agreed upon by the parties. Upon Progenics’ request ViroLogic will either return the samples to Progenics or dispose of the samples. After one year ViroLogic may dispose of the sample at its discretion unless Progenics provides alternative instructions. Progenics and ViroLogic will agree upon the means for and reporting of the disposal of samples.

1.4      For each Study, ViroLogic will provide Progenics with a monthly status report summarizing the ViroLogic Services performed hereunder and the number of patients tested at each Study site.

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2.      FEES AND BILLING

2.1      ViroLogic shall charge fees for ViroLogic Services in ifie amounts agreed to by the parties in each Work Order as set forth in Schedule 2 attached to this Agreement. For each Work Order, ViroLogic shall submit to Progenics a monthly statement which reflects the ViroLogic Services rendered to Progenics by ViroLogic for the prior month, and the total amount due for such. ViroLogic Services. Progenics payment timelines shall be specified in each Work Order, and it is agreed that such payment timelines shall not exceed thirty (30) days from Progenics’ receipt of a monthly statement. Invoices must be provided to Progenics no more than three (3) months after the date the applicable payment is earned,

2.2      If the scope of ViroLogic Services in any Work Order changes, or if the time frame for completion of such ViroLogic Services changes, Progenics shall so advise ViroLogic and submit such changes to ViroLogic on a form, the format of which is attached hereto as Exhibit B (the “Task Change Form”). The fees to be paid by Progenics for such ViroLogic Services will be adjusted in accordance with any such requested changes as mutually agreed upon by Progenics and ViroLogic and shall be based on those rates set forth in the fee schedule attached as Schedule 2 to such Work Order. ViroLogic may change the test fee(s) set forth in Schedule 2 no more than once every twelve (12) months, provided however, that ViroLogic may change the test fee(s) more often if ViroLogic adds antiretroviral agent(s) to its then-current select panel or comprehensive panel. The Task Change Form, upon execution by both parties, shall constitute an amendment to the applicable Work Order and be attached thereto.

3.    CONFIDENTIALITY

3.1      With respect to any and all Confidential Information (as defined below) which either party receives from the other or is generated under this Agreement, the receiving party agrees (i) to use the Confidential Information only in connection with its performance of this Agreement; (ii) to treat the Confidential Information as it would its own proprietary and confidential information; (iii) to disclose the Confidential Information only to employees or agents that agree to be bound by these confidentiality obligations and who need to know such Confidential Information in connection with a Study; and (iv) to take all reasonable precautions to prevent the disclosure of the Confidential Information to any third party without the prior written consent of the providing party. For the purposes of this Agreement, Confidential Information shall be defined as information (scientific or business), data, know-how, whether written or oral, technical or non-technical, as well as tangible materials, including without limitation, samples, specimens, models, drawings, or diagrams which a party receives from the other or other’s agent.

3.2      The receiving party shall be relieved of all obligations under this Section 3 regarding Confidential Information which: (i) was known to the receiving party, prior to receipt hereunder as set forth in written records; or (ii) at the time of disclosure to the receiving party was generally available to the public, or which after disclosure hereunder, becomes generally available to the public, through no fault of the receiving party; or (iii) is hereafter made available to the receiving party from any third-party having a right to do so on a non-confidential basis; or (iv) is required by law, regulation, subpoena, government order or judicial order to be disclosed, provided the receiving party shall promptly notify the party who provided the information upon such request for disclosure and prior to such disclosure to permit the providing party to oppose same by appropriate legal action.

4.    PUBLICATIONS

All of the data, including phenotypic drug susceptibility data or genotypic data generated by ViroLogic may be used by the parties as follows. Progenics may use the data, without prior approval by ViroLogic, for any purpose, including without limitation its purposes relating to the research, development and marketing of its HIV/AIDS products or other antivirals. ViroLogic may use the data, without prior written approval by Progenics, for its purposes relating to research, development and marketing of phenotypic and/or genotypic drug susceptibility testing, antiviral therapy guidance and related products in an anonymous fashion which does not in any way identify or reference specific patients, compounds or clinical studies of Progenics. Progenics shall be free to publish the data in a manuscript, abstract or presentation. Progenics may provide a copy of such manuscript, abstract, or presentation to ViroLogic prior to submission or presentation according to customary scientific practice. With respect to any data which identifies or references specific patients, clinical studies or Progenics, ViroLogic may publish the data

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only after providing a copy of the manuscript, abstract or presentation materials to Progenics at least one month before publication or presentation and only after receiving Progenics’ prior approval, except that ViroLogic may not publish any manuscript, abstract or presentation that uses unpublished clinical outcome data, or identifies a drug prior to approval for marketing or identifies the clinical studies carried out pursuant to this Agreement without Progenics’ prior written consent, which consent shall not be unreasonably withheld. ViroLogic shall not issue a press release or any other document that references any Protocol or Study sponsored by Progenics, or that uses Progenics’ name or trademarks without the prior written consent of Progenics, however, if ViroLogic is acknowledging Progenics’ contribution in a scientific paper in accordance with customary scientific practice then such acknowledgment will not require Progenics’ consent. Progenics shall not issue a press release or any other document that references or uses ViroLogic’s name or trademarks without the prior written consent of ViroLogic, however, if Progenics is acknowledging ViroLogic’s contribution in a scientific paper in accordance with customary scientific practice then such acknowledgment will not require ViroLogic’s consent.

5.      OWNERSHIP OF MATERIALS AND INTELLECTUAL PROPERTY

5.1      In this agreement “Intellectual Property” shall mean all inventions, discoveries, work product, patents, design rights (registered or unregistered), trademarks, copyright, trade secrets and/or confidential know-how, technology, materials and/or, technical information developed by either party.

5.2      Progenics shall have no rights whatsoever in respect of or in relation to ViroLogic’s, nucleic acid based vectors, including but not limited to those constructed or utilized in tested performed hereunder, assay technology, testing methods, practices, or procedures or in the test apparatus or equipment, or any improvements thereto, owned or licensed by, developed by or for ViroLogic at any time, and Progenics hereby acknowledges that it shall not acquire any right in respect thereof and that all such rights and good will are and shall remain vested in ViroLogic.

5.3      ViroLogic shall have no rights whatsoever in respect of or in relation, any of Progenics’ compounds or methods of compound synthesis, or any improvements thereto, owned or licensed by, developed by or for Progenics at any time, and Progenics hereby acknowledges that it shall not acquire any right in respect thereof and that all such rights and good will are and shall remain vested in Progenics. Progenics agrees that in the event that any compounds or materials supplied by it to ViroLogic hereunder are or become approved for In Vivo use in patients ViroLogic may, without further approval from Progenics or cost, use such materials or compounds in its clinical laboratory for In Vitro use in drug resistance and/or drug susceptibility testing.

5.4      ViroLogic retains all rights, including patent, in and to any and all viral vectors derived by it from a patient sample including but not limited to the HIV gene(s) used in the testing performed hereunder. Furthermore, ViroLogic has all right title and interest in and to the vector(s) constructed using the gene(s) derived from the patient sample.

5.6      Except as specifically set forth above in sections 5.2, 5.3 and 5.4 the parties shall jointly own all rights, including patent, in and to any and all substances derived from a patient sample, which are not Progenics Compounds or ViroLogic viral vectors,  if any which substance is developed or derived from Progenics samples or materials supplied hereunder, by either party in to the performance of this Agreement. Neither party shall sell, license or otberwise commercialize any such substances without the prior written approval of the other party,

6.       STANDARDS

6.1      Except as set forth herein, in performing its services hereunder, ViroLogic shall perform in accordance with established and recognized clinical laboratory testing procedures and with reasonable care in accordance with applicable federal, state, and local laws, regulations and rules, including any applicable Good Laboratory Practices (“GLP”). All of ViroLogic’s tests, assays and other activities undertaken under this Agreement shall comply in all material respects with all regulations and/or standards prescribed and/or endorsed by the College of American Pathologists (“CAP”). VIROLOGIC’S SERVICES FOR ENTRY INHIBITOR EVAULATION, INCLUDING ALL PHENOTYPIC AND GENOTYPIC TESTING

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PROVIDED BY VIROLOGIC TO PROGENICS HEREUNDER INCLUDING TESTS, ASSAYS AND OTHER ACTIVITIES WILL BE PERFORMED FOR “RESEARCH USE ONLY” AND AS SUCH, ARE NOT REPRESENTED TO BE AND SHALL NOT BE REQUIRED TO COMPLY WITH CAP AND/OR CLINICAL LABORATORY IMPROVEMENT ACT REGULATIONS.

6.2      ViroLogic represents and warranties that it is qualified to perform the services required of it hereunder in a competent and professional manner and to satisfy the requirements of Section 6.1 above.

7.       INDEMNIFICATION

7.1      Progenics agrees to indemnify and hold harmless ViroLogic and its employees, directors, officers and agents from and against any loss, damage, reasonable cost and expense (including reasonable attorneys’ fees and expenses) incurred in connection with any claim proceeding or investigation for bodily injury or death arising out of the clinical study carried out pursuant to the protocol attached hereto in Schedule 1, provided however, that (a) ViroLogic and its employees, directors, officers and agents are shown to have adhered to and complied with their obligations hereunder, the applicable Protocol, all applicable laws, regulations and rules, and all directions and recommendations furnished by Progenics regarding the services to be provided pursuant to this Agreement, and (b) ViroLogic fully cooperates in the handling of any such claim, proceeding or investigation, and, in the event of suit, ViroLogic attends hearings and trials and assists in securing and giving evidence and obtaining attendance of necessary and proper witnesses. At ViroLogic’s request, Progenics will reimburse ViroLogic for all reasonable expenses incurred in connection with item (b) of this subsection 7.1. Progenics at its own expense shall carry out the sole management and defense of such claims or suits, and will provide attorneys of its sole choosing to defend against any such claim, proceeding or investigation. Notwithstanding the foregoing, Progenics shall not be obligated to ViroLogic with respect to any loss, damage, cost and expense relating to any claim, proceeding or investigation which is based upon or the result of the negligence or wrongful conduct of ViroLogic or its employees, directors, officers, agents, or any other third party.

7.2      ViroLogic agrees to indemnify and hold harmless Progenics and its employees, directors, officers and agents from and against any loss, damage, reasonable cost and expense (including reasonable attorneys’ fees and expenses) incurred in connection with any claim, proceeding or investigation arising out of or relating to this Agreement to the extent such claim, proceeding or investigation is based on the negligence or wrongful conduct of ViroLogic, its employees, directors and/or agents with respect to the clinical laboratory testing carried out by ViroLogic pursuant to this Agreement, provided however, that (a) Progenics and its employees, directors, officers and agents are shown to have adhered to and complied with their obligations hereunder, the applicable Protocol, all applicable laws, regulations and rules, and (b) Progenics fully cooperates in the handling of any such claim, proceeding or investigation, and, in the event of suit, Progenics attends hearings and trials and assists in securing and giving evidence and obtaining attendance of necessary and proper witnesses. At Progenics’ request, ViroLogic will reimburse Progenics for all reasonable expenses incurred in connection with item (b) of this subsection 7.2. ViroLogic at its own expense shall carry out the sole management and defense of such claims or suits, and will provide attorneys of its sole choosing to defend against any such claim, proceeding or investigation. Notwithstanding the foregoing, ViroLogic shall not be obligated to Progenics with respect to any loss, damage, cost and expense relating to any claim, proceeding or investigation which is based upon or the result of the negligence or wrongful conduct of Progenics or its employees, directors, officers, agents, or any other third party.

7.3      Any party seeking indemnification pursuant to this Section 7 (the “Indemnitee”) shall notify the party from whom indemnification is sought (the “Indemnitor”) of Indemnitee’s notice of any claim, proceeding or investigation. Such notice shall (i) be in writing, (ii) be delivered to Indemnitor within ten (10) days of the date Indemnitee receives notice of such claim, proceeding or investigation, and (iii) indicate the nature and basis of the claim, proceeding or investigation. The indemnification set forth in Sections 7.1 and 7.2 shall include amounts paid in settlement; provided, however, that no such settlement shall be entered into without the consent of both parties, which consent shall not be unreasonably withheld.

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7.4      ViroLogic agrees to secure and maintain insurance of comprehensive general liability with limits of at least $1,000,000 per occurrence and in the aggregate, workers’ compensation insurance as required by law, and employer’s liability insurance with limits of at least $1,000,000 each accident and a $500,000 disease policy limit.

8.       TERM AND TERMINATION

8.1      This Agreement shall become effective when it has been executed by a duly authorized representative of each party, and shall continue in force for a period of three years from the effective date or until terminated in accordance with Section 8.2, whichever occurs earlier, unless extended in writing by the parties.

8.2      This Agreement may be terminated in accordance with the following provisions:

(a) This Agreement may be terminated by either party upon the occurrence of any material default by the other party, provided that the defaulting party shall be given not less than fifteen (15) days prior written notice of such default and the opportunity to cure the default during such period;

(b) This Agreement may be terminated immediately by either party if the other party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it a petition in bankruptcy or has a receiver appointed for a substantial part of its assets.

8.3.     In the event this Agreement is terminated pursuant to Section 8.2, then Progenics, in its sole discretion, may specify in writing, which ViroLogic Services hereunder must be completed by ViroLogic, and the effective date of termination of this Agreement shall be extended only with respect to those ViroLogic Services and corresponding Work Orders specified by Progenics until they are completed. Progenics shall be obligated to pay for the Laboratory Services performed by ViroLogic through the effective date of termination as provided under paragraph 8.5.

8.4      Progenics may terminate any Work Order at any time with or without cause by giving ViroLogic at least thirty (30) days prior written notice. Progenics shall be obligated to pay for the ViroLogic Services performed by ViroLogic through the effective date of termination as provided under paragraph 8.5.

8.5      If this Agreement or any Work Order(s) is terminated pursuant to this Section 8, ViroLogic shall use its best efforts during the period between notice of termination and the effective date of such termination to wind-up all services in accordance with its responsibilities under this Agreement and applicable law and regulation, in order to reduce or eliminate further costs, and to cancel, if permitted under the terms of applicable agreements, any third party obligations. Within thirty (30) days after the completion of wind-up of the terminated ViroLogic Services (which wind-up includes receipt by Progenics of all ViroLogic reports and other deliverables prepared by ViroLogic, if any, prior to the date of termination), ViroLogic shall provide Progenics with a written itemized statement of all work performed by it in connection with the terminated services. Such statement shall include only those ViroLogic Services detailed in the relevant Work Order. ViroLogic shall be entitled to a pro rata payment based on the amount of ViroLogic Services provided by ViroLogic pursuant to the terms of this Agreement through the date of termination. If the amounts paid by Progenics to ViroLogic in connection with such ViroLogic Services exceed such pro rata amount, then ViroLogic shall promptly refund such excess to Progenics, and if such pro rata amount exceeds the amount already paid by Progenics to ViroLogic, then Progenics shall promptly pay the amount of such excess to ViroLogic. Any refund or payment under this Section 8 shall be made within thirty (30) days after Progenics’ receipt of ViroLogic’s itemized statement.

9.      NON-ASSIGNABILITY

Neither this Agreement nor any right or interest hereunder may be assigned or transferred by either party without prior written consent of the other party, except this Agreement may be assigned to a party that succeeds to all or substantially all of a party’s business or assets whether by sale, merger, operation of law or otherwise.

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10. NOTICES

Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by overnight courier service or certified or registered mail to ViroLogic at:

ViroLogic, Inc.
345 Oyster Point Blvd.
South San Francisco, CA 94080
Attention:   Chief Executive Officer,

and with copies to:

Vice President, Clinical Research
Vice President and General Counsel

and to Progenics at:

777 Old Saw Mill River Road
Tarrytown, New York 10591

and with copies to:

William Olsen, Vice President of Research and Development
Phillip Yachmetz, Vice President and General Counsel

11.      INDEPENDENT RELATIONSHIP

For purposes of this Agreement, ViroLogic, its employees and any other individuals assigned by them to perform services under this Agreement (“Staff Members”) shall not be deemed agents, servants, partners, joint venturers or employees of Progenics. Thus, they do not have the authority to take action on Progenics’ behalf or to bind  Progenics without Progenics’ prior written consent. ViroLogic and its Staff Members are acting in the capacity of independent contractors of Progenics.  Progenics is not responsible for withholding, and shall not withhold, taxes of any kind from any payments it owes to ViroLogic. ViroLogic is responsible to provide any and all compensation, benefits and/or insurance to its Staff Members. It is also understood and expressly acknowledged that neither ViroLogic nor its Staff Members are eligible to participate in, nor are they eligible for coverage under, any of Progenics’ benefit plans, programs, employment policies, procedures or workers’ compensation insurance. In consideration of Progenics’ performance hereunder, Progenics shall be released from any liability arising from Progenics’ failure to provide such plans, programs, policies, procedures and workers’ compensation insurance.

12.       DELAYS

12.1      Neither party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a contingency beyond such party’s reasonable control, including but not limited to strikes or other labor disturbances, lockouts, riots, wars, earthquakes, fires, floods or storms. A party claiming a right to excused performance under this Section 12 shall immediately notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance,

12.2      If Progenics determines and acknowledges in writing that ViroLogic Services will be delayed for unavoidable justified reasons, ViroLogic will be obligated to complete its duties and obligations hereunder by that extended date.

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13.      BENEFIT

This Agreement is intended to inure only to the benefit of ViroLogic and Progenics. This Agreement is not intended to create, nor shall be deemed or construed to create, any rights in any third parties.

14.      HEADINGS

The headings appearing in this Agreement are for convenience and reference only and are not intended to and shall not, define or limit the scope of the provisions to which they relate.

15.      ENFORCEABILITY/SEVERANCE CLAUSE

The invalidity or unenforceability of any terms or provisions hereto in any jurisdiction shall in no way affect the validity or enforceability of any of the other Terms or provisions in that jurisdiction, or of the entire Agreement in any other jurisdiction.

16.      INTEGRATION

This Agreement constitutes the entire agreement between the parties on the subject matter hereof and supersedes all prior contracts, agreements, and understandings relating to the same subject matter between the parties.

17.      WAIVER

No course of dealing between the parties or any delay on the part of either party in exercising any rights it may have under this Agreement shall operate as a waiver of any of the rights of such hereunder.

19.      MODIFICATION

Except for the Protocol and/or Study Schedule(s) which may be modified in accordance with Section 2.2, this Agreement may not be modified except in a writing signed by an authorized representative of each party.

20.      SURVIVAL OF PROVISIONS

Sections 3, 4, 5, 7, 8, 10, 11, 18, 20 and 21 hereof shall survive termination of this Agreement.

21.      APPLICABLE LAW

This Agreement shall be construed under, and the rights of the parties hereto shall be governed under the laws of the State of Delaware without giving effect to its choice of law principles.

22.      EXECUTION

This Agreement may be executed by way of faxed signatures exchanged between the parties. If the parties choose to execute via faxed signatures, the Agreement shall be fully executed and effective upon the receipt by both parties of a faxed signature from the other upon a complete copy of this Agreement. The parties may then also exchange hard signature copies, but any failure to do so shall not affect the execution or effectiveness of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names as their official acts by their respective representatives, each of whom is duly authorized to execute the same.

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PROGENICS PHARMACEUTICALS, INC.	VIROLOGIC, INC.

By: /s/ Philip K. Yachmetz	By: /s/ William D. Young

Printed Name: Philip K. Yachmetz	Printed Name: William D. Young

Title: Vice President and General Counsel	Title: Chairman & CEO

Date: June 4, 2002	Date: 5/23/02

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EXHIBIT A
SAMPLE FORMAT FOR WORK ORDERS

Work Order # —

This Work Order is issued pursuant to the Master ViroLogic Services Agreement, dated as of __________, between PROGENICS PHARMACEUTICALS with an office located at 209 Perry Parkway, Gaithersburg, MD 20877 (“Progenics”) and VIROLOGIC, INC. with its office and place of business located at 345 Oyster Point Blvd, South San Francisco, CA 94080 (“ViroLogic”) (the “Agreement”), and incorporates all of the terms and conditions therein. The parties agree that ViroLogic shall perform the services in accordance with this Work Order using, if applicable, the Material provided by Progenics hereunder, subject to all of the terms and conditions of the Laboratory Service Agreement effective January 10, 2002 between the parties. The Work Order is incorporated in and made a part of the Laboratory Service Agreement.

Work Order Number: ______	Study Number: ________________________

Name of ViroLogic Project Manager: ________________________________________________________________________
Phone: ______________________________
Facsimile: ____________________________
Email: _______________________________

Materials Supplied:

_______________________________

ViroLogic Services (Scope of Work)

ViroLogic shall provide those ViroLogic Services listed herein. ViroLogic acknowledges and agrees that the ViroLogic Services listed herein are customarily offered by ViroLogic and ViroLogic is capable of performing same in accordance with the terms of the Agreement.

_____________________ Clinical Leader:

Correspondence and testing results will be addressed to ___________________ ’ Clinical Leader.

Name ____________________________________________

Title, Department____________________________________

Address __________________________________________

City State ZIP ______________________________________

Tel: ____________________________

Fax: __________________ Progenics ___________________

Email: ____________________________________________

Compensation:

ViroLogic shall charge fees for the ViroLogic Services provided pursuant to the Work Order in the amounts set forth in Schedule 2, or for an amount as agreed upon by both parties.
__________________ shall pay ViroLogic, Inc. in consideration for the performance of the testing services described above in Services, as acceptable according to the terms of the Laboratory Services Agreement and corresponding work order for each project. Additional fees for electronic data delivery or other project management and

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programming services will be determined according to the fee schedule as set forth in the Laboratory Services Agreement.

For Work Orders between ViroLogic and Progenics, ______________________ agrees to pay any undisputed amounts specified in the monthly statement referred to in Section 2.1 of the Agreement within thirty (30) days after ________________________receipt of such statement.

Payment as set forth in this Work Order shall constitute full payment for the Study and the ViroLogic Services provided hereunder, and Progenics shall have no other payment obligations hereunder to ViroLogic or any other third party.

I.      All invoices to ______________________ shall be sent at the attention of:

Name: _______________________________________

Address: ____________________________________

The name and address of the payee for all payments due to ViroLogic hereunder is:

Attn: Billing Department
ViroLogic, Inc.
345 Oyster Point Blvd.
South San Francisco, CA 94080

Tax ID Number of the payee: 94-3234479________________________________

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2.        Site mailing address for correspondence.

_____________________________________

_____________________________________

_____________________________________

_____________________________________

This Work Order is entered into and made effective as of _____________________________ .

Accepted and Agreed to by:

PROGENICS PHARMACEUTICALS, INC.	VIROLOGIC, INC.

By: /s/ Philip K. Yachmetz	By: /s/ William D. Young

Printed Name: Philip K. Yachmetz	Printed Name: William D. Young

Title: Vice President and General Counsel	Title: Chairman & CEO

Date: June 4, 2002	Date: 5/23/02

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SCIEDULE 1 to work Order # _____

STUDY PROTOCOL

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SCHEDULE 2 to WORK ORDER # ____

FEE SCHEDULE

Phenotypic Testing Fee Summarv

Entry Assay (up to six drugs)	$1,000.00

Standard PhenoSense™ HIV Select Panel* For Protease and RT Drugs	$775.00

Standard PhenoSense™ HIV Comprehensive Panel* For Protease and RT Drugs	$955.00

Custom PhenoSense™ HIV Panels For Protease and RT Drugs
•	From 1 to 6 drugs in panel* *		$600.00
	•	7-12 drugs in panel**	$775.00
	•	Each additional drug above 12 drugs**	$60.00
	•	**Additional cost for any novel drug included in panel	$300.00/per drug, per test

Repeat testing of cell assay portion of PhenoSense using previously created plasnaid
	•	One drug**	$250.00
	•	Two drug**	$450.00
	•	Three to six drugs**	$600.00
	•	Seven to twelve drugs**	$775,00
	•	Each additional drug above 12 drugs**	$60.00
	•	**Additional cost for any novel drug included in tested drugs	$300.00/per drug, per test

Additional Costs for Custom Test Requests
		One time set-up/automation fee for novel drug	$5,000.00/drug
		Use of library specimen from ViroLogic’s library	$1,000.00/specimen
		(clinical sample or site-directed mutant)
		One time design and development fee for novel site-directed mutant	$5,000.00/SDM

Genotypic Testing Fee Schedule

	•	Standard GeneSeg™ HIV Assay*	$495.00
		For Protease and RT Drugs

* Standard Panels refer to the drugs available in each assay as sold and marketed by ViroLogic for the patient testing market at the time of the study.
* The costs for providing testing results by overnight mail shall be borne by Customer, if such delivery is requested by Customer

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Viral Load Testing Fee Schedule

•	Amplicor HIV-1 Monitor- Extended Range	$200.00
•	Amplicor HIV-1 Monitor- Ultrasensitive	$235.00

* Standard Panels refer to the drugs available in each assay as sold and marketed by ViroLogic for the patient testing market at the time of the study.
* The costs for providing testing results by overnight mail shall be borne by Customer, if such delivery is requested by Customer

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Other Testing Fees

•	Partial fee for un-acceptable samples. A fee will be charged by ViroLogic in the event that a testing result is not obtained due to low viral load (<500 copies/mil) or improperly collected and handled specimens.
• $500.00 if phenotype and genotype or phenotype alone ordered
• $250.00 if genotype only ordered

•	Additional Patient Reports	$25.00 per report
One copy of the paper patient report is included in testing fee. There will be a charge for each additional copy to be reported out.

Programming and Project Management Services

Customization of data management, data analysis, data reporting and other such services.

•	Programming	$100.00 per hour
•	Electronic Data Deliverable (EDD)	$200.00 per file
•	Other Services	$100.00 per hour

Formal Study Report

The basic fee for a formal written study report, if requested, is $ 5000, plus additional time or services as may be required to prepare report in a format to be defined jointly by Pro genics and VIROLOGIC.

All drugs manufactured, marketed or under development by _Progenics_ to be used and tested in PhenoSense™ HIV will be supplied to ViroLogic at no charge.

Virologic, Inc. and Progenics will develop and agree to project plans that describe the scope of work, including Programming and Project Management Services, for each study.

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Exhibit B

TASK CHANGE FORM

Study Name:	Protocol Number:

_____________________ Contact: Name:___________________________________	ViroLogic Contact: Name:__________________________________

Title: _______________________________	Title: _____________________________

Telephone No. ________________________	Telephone No. _______________________

FAX No. ____________________________	FAX No. ___________________________

Change Order (describe all tasks and services, associated timelines) and responsible person(s)/party):

Task Description	Cost

For additional space, use separate page.

Authorized and Agreed:

By: ____________________________	By: ____________________________

Title: ___________________________	Title: ___________________________

Date: ___________________________	Date: ___________________________

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Attachment A

Drug Susceptibility Panels

Select Panel (12 drugs)	Comprehensive Panel (16 drugs)

NRTI	NRTI
Abacavir - ABC	Abacavir - ABC

Didanosine – ddI	Didanosine - ddI

Lamivudine - 3TC	Lamivudine - 3TC

Stavudine - d4T	Stavudine - d4T

Zidovudine - ZDV	Zalcitabine - ddC

Zidovudine - ZDV

Tenofovir - TFV

NNRTI	NNRTI
Efavirenz – EFV	Delavirdine - DLV

Nevirapine - NVP	Efavirenz - EFV

Nevirapine - NVP

PRI	PRI
Amprenavir – AMP	Amprenavir - AMP

Indinavir – IDV	Indinavir - IDV

Nelfinavir – NFV	Lopinavir - LPV

Ritonavir – RTV	Nelfinavir - NFV

Saquinavir – SQV	Ritonavir - RTV

Saquinavir - SQV

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Attachment B

Procedure for the Collection, Handling and Shipment of Specimens to ViroLogic, Inc. for Clinical Research Testing

This document describes the requirements for collection, handling, and shipment of blood samples prior to testing in the Phenogense™ HIV and GeneSeg™ MV assays. The PhenoSense™ HIV assay is intended for use in the evaluation of the phenotypic susceptibility of HIV-1 in plasma to antiviral drugs. The GeneSeq™ HIV assay is intended for use in identifying specific genetic mutations in HIV-1 that have been associated with antiviral drug resistance.

HIV RNA is especially vulnerable to degradation, therefore proper collection and handling of blood specimens is essential for successful performance of these assays.

Specimen Collection:
Whole blood should be collected in sterile tubes containing EDTA as the anticoagulant (lavender top or PPT).

Specimen Volume Required for Testing:

•	3 mL of plasma is requested for optimal performance of these assays.
Minimum volume accepted: 1.5 – 2.0 mL

Specimen Processing:

•	Draw blood in a sterile tube containing EDTA anticoagulant (lavender top or PPT).

•	Centrifuge blood within 6 hours of collection. Centrifuge whole blood at 1000-1200 x g at room temperature for 10-15 minutes.

•	Immediately after centrifugation remove plasma from cells and transfer to a screw cap top tube.

•	Immediately freeze plasma sample at or below -20°C in a standard laboratory freezer.

•	DO NOT THAW SAMPLE AFTER FREEZING!

Specimen Packaging:

•	Transportation of whole blood or plasma must comply with country, federal, state and local regulations for the transport of infectious agents.

•	Plasma must be transported frozen on dry ice.

•	Properly package specimens to ensure safe arrival to ViroLogic.

•	Enclose a completed [Test Requisition Form) or [Spreadsheet] with each shipment.

•	E-mail ViroLogic (receiving@virologic.com) the following information prior to each shipment:

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Study Name: (PJXXXXX)
Investigator name and address

Contact person, phone and fax number (for specimen related questions)

Number of specimens enclosed

Airbill number and name of overnight service

Sample Shipping:

•	Ship specimens to ViroLogic to allow for receipt on Monday through Saturday only.
If shipping on Friday please check airbill for Saturday delivery.

•	If delivery will occur or be affected by a holiday, please call [Name of Project Manager] at (650) 635-1100 to ensure proper delivery.

•	Complete the airbill and Shipper’s Declaration of Dangerous Goods.

•	Send all specimens to the following address:

ViroLogic Clinical Reference Laboratory
345 Oyster Point Blvd.
South San Francisco, CA, 94080
Attn: [Name of Project Manager]
Phone: (650) 635-1100, FAX: (650) 615-0177, E-Mail: receiving@virologic.com